EXHIBIT 3.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our audit report, dated July 22, 2014, on the carve-out combined financial statements of the English language newspapers held by Sun Media Corporation, a wholly-owned subsidiary of Quebecor Media Inc. and the Islington printing facility held by Quebecor Media Printing Inc., also a wholly-owned subsidiary of Quebecor Media Inc. [the “ELN business”], which comprise the combined balance sheet as at December 31, 2013 and the combined statements of operations and comprehensive loss, net investment and cash flows for the year then ended and a summary of significant accounting policies and other explanatory information, which is included in this Amendment No. 1 to the registration statement on Form F-7 of Postmedia Network Canada Corp. [the “Registration Statement”], dated the date hereof.

We also consent to the reference to us under the headings “Interest of Experts” and “Summary Financial Information of the Sun ELN Business” in such Registration Statement.

/s/ Ernst & Young LLP1

Montréal, Canada

February 5, 2015

[1]	CPA auditor, CA, public accountancy permit no. A121006